August, 30, 2012

Cactus Ventures, Inc.
123 W. Nye Lane, Suite 129
Carson City, Nevada 89706

Re: Letter of Intent between Cactus Ventures, Inc. and Actinium Pharmaceuticals, Inc.

Dear Sir/Madam:

This letter hereby sets forth the intent of the undersigned, Actinium Pharmaceuticals, Inc. (the "Company"), to enter into a share exchange agreement with Cactus Ventures, Inc. ("CTVN"), whereby the Company shall deliver 100% of its issued and outstanding stock in exchange for 99% of the issued and outstanding stock of CTVN (the "Share Exchange Agreement").

The proposed terms of the Transaction are as follows:

1. Definitive Agreement. Consummation of the merger transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory Share Exchange Agreement, setting forth the specific terms and conditions of the stock purchase transaction proposed hereby. The execution of the Share Exchange Agreement by both parties is subject to approval by the Board of Directors of both parties and the completion by the parties of a satisfactory review of the legal, financial and business condition and prospects of the respective parties. The parties will use their commercially reasonable best efforts to negotiate in good faith the Share Exchange Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a) In consideration for the payment of $250,000 and transfer of all of the issued and outstanding shares of the Company to CTVN, CTVN shall issue to the Company an amount of shares equal to 99% of the issued and outstanding shares of CTVN. Notwithstanding the above, it is understood that the current CTVN shareholders will maintain at least 400,000 post merger shares even if such amount is more than 1% of the issued and outstanding shares of CTVN post merger.

(b) At or prior to Closing, the Company will raise a minimum of $5,000,000 in an equity financing.

(c) Prior to the Closing Date (as defined below) both parties shall have completed due diligence acceptable to each party in its sole satisfaction.

2. Conduct of Business. Prior to the closing of the Share Exchange Agreement, CTVN and the Company will conduct their operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will either party make any distributions, dividends or other payments to any affiliate or shareholders other than those shares already committed to outstanding options, preferred stock, debt to employees, S8 share issuances and shares issuance based on financing(s) (including without limitation Company's offering of common shares and warrants expected to be initiated in mid-September 2012. Notwithstanding the foregoing, prior to the closing of the Share Exchange Agreement the Company shall be allowed to issue capital stock, equity linked securities, and grant options and warrants to both employees and consultants with respect to its capital stock. The parties agree that post closing the CTVN equity

owners will own shares in CTVN equal to one percent of the fully-diluted outstanding equity at the closing of the Share Exchange Agreement.

3. Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed transaction without the prior written consent of the other party. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4. Due Diligence. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, "Transaction Information") that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Merger Agreement. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction. The Company will have until September 17, 2012 to complete its due diligence review of the respective documents (the "Due Diligence Period"). Upon the expiration of the Due Diligence Period, the Deposit (as defined below) shall become non-refundable, subject to the limitations described in Section 5 below.

5. Deposit. Upon execution of this Letter of Intent, the Company shall deposit $25,000 (the "Deposit") earnest money with Anslow & Jaclin, LLP to be held in trust pending closing of the Share Exchange Agreement. Subject to the other provisions of this letter, upon satisfactory completion of its due diligence within the Due Diligence Period, such amount shall immediately be non-refundable. In the event that either party, at its sole discretion, shall determine during the Due Diligence Period that it is not in the best interest of its shareholders to proceed with the proposed transaction such deposit will immediately be returned to the Company. In the event that the Due Diligence Period expires but the Share Exchange Agreement fails to close on or before the Exclusivity Period (as defined below), as extended to the Extension Date (as defined below), if applicable, the Deposit shall be released from escrow and transferred to CTVN at any time after the expiration of the Exclusivity Period, as extended to the Extention Date (as defined below), if applicable. Notwithstanding the foregoing, the Deposit shall be released to the Company upon the following events: (i) CTVN after the Due Diligence Period determines not to proceed with the proposed transaction, or (ii) the proposed transaction does not close on or before the Exclusivity Period (as defined below) or Extension Date (as defined below) due to a breach by CTVN or if CTVN is unable or will not close by such date and the Company has satisfied all conditions to close.

6. Exclusivity. In consideration for the deposit set forth above and the mutual covenants and agreements contained herein, CTVN, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly,

solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Share Exchange Agreement or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of CTVN, including, but not limited to, a merger, acquisition, strategic investment or similar transaction ("Acquisition Proposal") prior to October 31, 2012 (the "Exclusivity Period"). The Company may extend the Exclusivity Period until December 31, 2012 (the "Extension Date") by giving CTVN notice of such extension prior to the end of the Exclusivity Period. CTVN and its officers or their respective affiliates will immediately notify Company of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Company with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 6 will be construed as prohibiting the board of directors of CTVN from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to CTVN (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 6.

7. Termination. This letter of intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) on or after October 31, 2012, or the Extention Date (if applicable) if a Share Exchange Agreement is not consummated and executed by the parties, (ii) on or after October 31, 2012, or the Extension Date (if applicable) ("Closing Date") if the Share Exchange Agreement has not closed, (iii) is enjoined by a court or a governmental body, (iv) cannot be consummated due to a material breach of any representation, warranty, covenant or agreement on the part of the other party, which breach cannot be cured within 30 days of written notice of such breach; (c) by the Company if it is not reasonably satisfied with the results of its due diligence investigation on or before September 17, 2012; or (d) by Company if CTVN's financial condition or capitalization changes to any material extent from that which was reported in CTVN's Form 10-Q for the quarter ended June 30, 2012.

8. No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the Merger Agreement, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

9. Expenses. Except as otherwise agreed, each of the parties will be responsible for its own expenses in connection with the Merger Agreement. Notwithstanding the foregoing, the Company agrees to pay for expenses in connection with CTVN's filing of its Form 10-Q for the period ending September 30, 2012. Such expenses shall not exceed $5,000 and shall be paid by the Company to CTVN as incurred.

10. Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of New York.

11. Compliance with the Securities Laws. The Company acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Merger Agreement, come into possession of material non-public information about CTVN. Accordingly, the Company will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Merger Agreement while in possession of any such material, non-public information.

12. Effect. Except for the Deposit, Exclusivity, Termination, Expenses, Choice of Law, Conduct of Business and this section of the Letter of Intent (each of which shall be legally binding on the parties hereto and shall survive any termination or this Letter of Intent) this Letter of Intent is not intended to, and will not be deemed to, create a binding contract or agreement among the parties hereto, or impose upon any party any legally binding and enforceable obligation to the other party, including without limitation any obligation to enter into the Definitive Agreement or to consummate the Transaction. This Letter of Intent supersedes any earlier letters and agreements on this matter between the parties.

Agreed and Accepted:	
ACTINIUM PHARMACEUTICALS, INC. By: [signature] Name: Vaek Tolley Title: CEO	CACTUS VENTURES, INC. By: [signature] Name: Diane Button Title: President